EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (NASDAQ: UTMD) completed another solid operating year in 2003, achieving new profitability records (profit dollars as a percentage of sales). The resulting $1.50 earnings per share (eps) from normal operations is a company record and a 10% increase for shareholders. This eps increase occurred despite a 1% drop in 2003 sales that prevented the Company from reaching the $1.55 eps projection made in December 2002 which was based on a projected 5% increase in 2003 sales. Despite the slight sales decline, net profits increased 2% from continued improvements in quality and operating efficiencies.

        + Increase /    (Decrease)
        -----------     ----------
              Sales:    (   1%)
      Gross Profits:     +  1%           Gross Profit Margin:  58.6%    (record)
  Operating Profits:     +  2%       Operating Profit Margin:  39.5%    (record)
        Net Profits:     +  2%             Net Profit Margin:  27.0%    (record)
                eps:     + 10%

In 2003, in addition to "normal" operating results ("regular" column in the results table), the Company recognized extraordinary non-operating income of $24,880,000 in damages and interest resulting from the 2002 District Federal Court judgment relating to UTMD's patent infringement litigation against Tyco/ Kendall-LTP, which was upheld by appellate court decision in December. After subtraction of additional expenses and payment of income taxes, the extraordinary income adds $13,426,000 to 2003 net income and $2.75 to 2003 eps. The actual payment from Tyco, which was received on January 20, included an additional $6 million in augmented damages and interest which will be recognized as extraordinary non-operating income in first quarter (1Q) 2004. Management believes that these funds will add most to shareholder value when used in three ways: expanding the Company's business through accretive acquisitions, increasing product development activity and continuing UTMD's share repurchase program.

Fourth quarter (4Q) 2003 "normal" eps were up 6%, UTMD's twenty-fourth consecutive quarter of higher eps compared with the same quarter in the prior year. During that six consecutive year time span, sales, gross profits, operating profits, net profits and eps have grown at annually compounded rates of 2%, 4%, 12%, 9% and 20%, respectively.

Except for domestic sales of hospital L&D products and OEM sales of its Oregon subcontract molding operation, UTMD met its sales plan or had positive growth in all other sales categories. Oregon (CMI) OEM sales declined 16% generally as a result of the economic recession and specifically as a result of some customers transferring their subcontract molding work to China. CMI OEM sales were $491,000 in 2003 compared to $587,000 in 2002.

More significantly, domestic sales of L&D products were $10,769,000, declining 5% compared to 2002 sales. UTMD believes there were two related reasons for this decline.

        1) With new hospital group purchasing organization (GPO) codes of conduct allowing greater choice for "physician-preference" products, at the beginning of 2003 UTMD expected that future domestic sales of its proven and differentiated products would benefit. Although by the end of the year UTMD had entered into GPO contracts with four of the top six GPOs, that turned out not to be the case in 2003. UTMD believes that the



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        Safe Harbor passed by Congress more than ten years ago that allows GPOs to collect fees from suppliers, without violating anti-kickback statutes that govern other industries, needs to be repealed or substantially narrowed in order for the current environment to change.

        Regarding UTMD's physician-preference products, the practice of bundling financial incentives with unrelated products, sole source contracts and five year duration contracts were all expressly identified as unacceptable administrative practices by the Senate Judiciary Antitrust, Competition Policy and Consumer Rights Subcommittee under Chairman Mike DeWine (R-OH) and Ranking Member Herb Kohl (D-WI). The contracting codes of ethics purportedly accepted by the major GPOs in 2002 and 2003 are not having a substantial effect on the behavior of hospital administrators, as yet. Investors who wish to gain additional perspective on hospital supply chain issues may wish to access www.healthcareintegrity.org.


        2) After the late 2002 injunction against Tyco for infringing UTMD's Intran IUPC patent, Tyco apparently increased its efforts to enter into bundling agreements with hospital groups (see above) that require the hospitals to purchase a new substitute IUPC, or lose financial incentives for many other Tyco products.

For the year, UTMD's international sales increased 2%. In the first half of the year, sales had increased 12% primarily helped by a weaker U.S. Dollar. In the second half, a decision by the FDA to withhold export certificates from UTMD contributed to an international sales decline of 6%. This decision was part of an unresolved disagreement regarding the issuance of a Warning Letter by FDA to UTMD in September 2001. The export certificates have now been withheld for many months while UTMD distributes its products in the U.S. without FDA interference. The Company strongly believes that there is no basis for this decision and has filed a lawsuit in U.S. Federal Court, District of Utah, in an effort to rectify the situation. UTMD's quality systems have been certified under ISO9001/ EN46001 quality standards since 1994, and significantly, have recently been certified under the more stringent ISO13485 for medical devices. The ISO standards are quality system standards used by most countries outside the U.S. The FDA's current Quality System Regulations were finalized, in part, during 1996 to be consistent with the ISO standards.

According to CEO Kevin Cornwell, "Since the 2001 Warning Letter, there has not been any FDA interruption to UTMD's distribution of its products in the U.S. There has been no issue with the safety or effectiveness of our products. There has been no product seizure or mandated recall of any UTMD products. In fact, UTMD's reputation for highly reliable products continues to be our advantage in the marketplace, for care of mothers and babies in higher risk situations."

Looking forward to 2004, UTMD expects to maintain or modestly increase sales for its established products even though markets for its products will remain intensely competitive, despite the fact that administrative barriers in the U.S. that prevent smaller companies from fairly competing for hospital sales have not been significantly diminished, and despite disappointment in U.S. FDA administrators who hurt UTMD's international sales in 2003.

Record gross profit margins (GPM) were achieved largely as the result of an experienced manufacturing team that averages eight years' employment with UTMD and the fact that the majority of products have been manufactured and widely distributed for ten years or more. This long term experience coupled with a history of lack of significant complaints of product defects or injuries in the use of UTMD's products clearly validates the quality of UTMD's products in achieving desired fitness for use and safety and effectiveness. Although UTMD will not increase prices in 2004 because of competitive pressures, it expects to be able to maintain its GPM through continued improvements in efficiency allowed by its established infrastructure.


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UTMD maintained total operating expenses (including sales and marketing, research and development, and general and administrative expenses) at 19.1% of sales in 2003, the same as 2002. Higher G&A expenses, resulting primarily from litigation costs, were offset by lower marketing expenses. In 2004, UTMD expects to maintain the productivity of its operating expenses consistent with 2003. Although the Company expects some relief in G&A expenses from lower litigation costs affecting "normal" results, it also plans to increase its marketing initiatives. UTMD reserved funds for litigation from its extraordinary income recognized in 2003.

Normal earnings before income taxes (EBT) for the year increased $181,000 to 41.2% of 2003 sales from 40.2% of sales in the prior year. In addition, UTMD realized $22,676,000 addition to EBT from Tyco damages. UTMD's EBITDA (earnings before income tax and interest expense, plus depreciation and amortization) was $12,207,000 or 45.0% of sales in 2003 compared to 44.6% of sales in 2002. As a ratio of sales, this EBITDA performance was also a Company record. Because of UTMD's excellent cash flow as demonstrated by EBITDA, the Company was able to eliminate its debt balance remaining from the $8.6 million repurchase of about
0.5 million shares in late 2002. According to CEO Kevin Cornwell, "Despite our significant challenges, I believe that UTMD will remain solidly profitable and operationally fit in 2004. UTMD's performance gives it the financial ability to operate its business with a long term perspective, focusing on growing shareholder value efficiently without undue risk, and keeping the needs of clinicians and their patients foremost in mind. Since we have projected about the same sales with comparable margins in 2004, investors should expect comparable results for "normal" operations. Of course, we have already received about $6 million in extraordinary 2004 income. Management's financial objective remains an annual 20% increase in eps, which we have been able to achieve since 1997. We will look to use our excess capital to find ways to continue to reach that goal."

In 2003, UTMD repurchased in the open market and retired 96,900 of its shares at a cost of $2,240,000. Stock repurchases reduced cash, as well as decreased Stockholders' Equity on the Balance Sheet in the same amount of $2,240,000. The Tyco Receivable at the end of 2003 is separated from other current assets on the December 31, 2003 Balance Sheet. Other changes in current assets relative to the end of the prior year included a reduction in inventory, slightly higher receivables due to slower customer payment and higher ending cash balances due to accumulation of cash in excess of additional share repurchases after retirement of debt. The increase in current liabilities was due to a substantial increase in taxes due, and an increase in the litigation expense reserve and management bonuses as part of the extraordinary Tyco damages event. Return on Shareholders' Equity (ROE) in 2003, excluding the extraordinary income, was 38%.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, and litigation outcomes among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The 2003 10-K will be filed with the SEC by March 15, and the 2003 Annual Report will be mailed to shareholders about
April 1.

Utah Medical Products, Inc., with particular interest in healthcare for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.


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INCOME STATEMENT, Fourth Quarter ended December 31, 2003:
(in thousands except earnings per share)

                              Total  Extraordinary  Regular             Percent
                             4Q 2003   4Q 2003      4Q 2003  4Q 2002    Change
                             -------   -------      -------  -------    --------
Net Sales                     $6,659         -      $6,659   $6,851     (2.8%)
Gross Profit                   3,902         -       3,902    3,951     (1.2%)
Operating Income                 394    (2,208)      2,602    2,644     (1.6%)
Income  Before Tax            25,460    22,676       2,784    2,746     +1.4%
Net Income                    15,274    13,426       1,848    1,785     +3.6%
Earnings Per Share            $3.102    $2.727      $ .375   $ .354     +6.2%
Shares Outstanding (diluted)   4,923     4,923       4,923    5,047



INCOME STATEMENT, Year ended  December 31, 2003:
(in thousands except earnings per share)

                              Total  Extraordinary Regular            Percent
                              2003       2003       2003     2002      Change
                              ----       ----       ----   -------    -------
Net Sales                    $27,137        -     $27,137  $27,361     (0.8%)
Gross Profit                  15,892        -      15,892   15,763     +0.8%
Operating Income               8,514    (2,208)    10,722   10,542     +1.7%
Income Before Tax             33,852    22,676     11,176   10,996     +1.6%
Net Income                    20,761    13,426      7,335    7,165     +2.4%
Earnings Per Share            $4.250    $2.749     $1.502   $1.361    +10.3%
Shares Outstanding (diluted)   4,885     4,885      4,885    5,263




BALANCE SHEETS
(in thousands)                        (audited)    (unaudited)    (audited)
                                     DEC 31, 2003  SEP 30, 2003  DEC 31, 2002
                                     ------------  ------------  ------------
Assets
      Cash & Investments              $ 1,484           $ 925         $ 285
      Accounts Receivable, net          3,326           3,705         3,093
      Tyco Receivable                  24,884               -             -
      Inventories                       3,268           3,657         3,478
      Other Current Assets                940             814           901
      --------------------                ---             ---           ---
    Total Current Assets               33,902           9,100         7,757
      Property and Equipment - net      9,005           8,781         8,890
      Intangible Assets - net           6,787           6,750         6,740
       -----------------------          -----           -----         -----
Total Assets                         $ 49,694        $ 24,631      $ 23,387

Liabilities and Stockholders' Equity
      Total Current Liabilities       $12,497         $ 1,934       $ 2,319
      Note Payable                          -               -         4,956
     Deferred Income Taxes                665             383           390
     Stockholders' Equity              36,532          22,314        15,722
     --------------------              ------          ------        ------
Total Liabilities and Stockholders'
                Equity               $ 49,694         $ 24,631     $ 23,387